UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 13, 2019

CEN BIOTECH, INC.

(Exact name of registrant as specified in its charter)

Ontario, Canada	000-55557	-
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7405 Tecumseh Road East Suite 300

Windsor, Ontario

Canada

N8T 1G2

(Address of principal executive offices, including zip code)

(519) 419-4958

(Registrant’s telephone number, including area code)

Not applicable.

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

☑

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 13, 2019, Joseph Byrne, the Chief Executive Officer and member of the Board of Directors of CEN Biotech, Inc. (the “Company”), resigned from all positions held with the Company effective November 13, 2019. Mr. Byrne’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. A copy of the resignation letter sent via email from Mr. Byrne to the Company dated November 13, 2019, is filed herewith as Exhibit 17.1.

On November 13, 2019, the Board of Directors (the “Board”) of the Company appointed Bahige (Bill) Chaaban, the Company’s President and Chairman of the Board to serve as the Company’s Interim Chief Executive Officer effective November 13, 2019.

Bahige (Bill) Chaaban, age 47, has served as our President and Chairman of the Board since July 2017. Previously, Mr. Chaaban served as the Chief Executive Officer of the Company from the Company’s inception in August 2013 until July 2017. Mr. Chaaban also serves as the Chief Executive Officer and Chairman of the Board of CEN Biotech Ukraine LLC, since November 2014. Mr. Chaaban founded and served as President of CGIA, Inc., Supplement Group, Inc., F1 Fulfillment, Inc., and Fitness One, Inc. from October 1998 until April, 2016. Mr. Chaaban has over 30 years of experience in the nutrition industry, including, retail, online and wholesale sales, and design and manufacturing of dietary supplements. Mr. Chaaban served as the Chief Executive Officer of Creative Edge Nutrition, Inc. from April 2012 until December 2014. Mr. Chaaban was the founder of Edge Nutrition, which operated retail nutrition stores in the USA and Canada. Mr. Chaaban is a licensed attorney in the USA and Canada. He holds a Bachelor of Commerce degree from the University of Alberta; a Bachelor of Law degree from the University of Windsor; a Juris Doctor from the University of Detroit Mercy; a Master of Laws degree from Wayne State University; and an Honorary Doctorate from the International Personnel Academy. Mr. Chaaban founded and served as President of CGIA, Inc., Supplement Group, Inc., F1 Fulfillment, Inc., and Fitness One, Inc. Mr. Chaaban determined that he could not devote the time necessary to the Company and these businesses. After careful deliberation, these businesses were closed in April, 2016 and bankruptcies were filed for each in April, 2016.

Alex Tarrabain, the Company’s Chief Financial Officer and member of the Company’s Board, and Bill Chaaban are brothers-in-law. Other than the foregoing, there are no family relationships between Mr. Chaaban and any of the Company’s officers and directors.

Since the beginning of the Company’s last fiscal year, Mr. Chaaban has been party to the following related party transactions.

Mr. Chaaban has made several loans to the Company. In March 2018, Mr. Chaaban fully assigned and transferred all rights, title, and interests in his loans and related accrued interest due from the Company to his spouse:

●	In December 2014, a loan of $113,348 which bears interest at 10% per annum and is unsecured.

●	In 2015, several notes aggregating $108,453 which bears interest at 10% per annum.

●	In 2016, Bill Chaaban made four additional loans with an aggregate principal balance of approximately $12,505 which bears interest of 10% per annum.

●	Two convertible notes totaling $1,388,122 which bear interest at 12% per annum.

The Company has a loan payable to R&D Labs Canada, Inc., whose president is Bill Chaaban, bearing interest at 8% per annum with an amount due of $300,000.

The Company has advanced funds totaling $995,328 to CEN Biotech Ukraine, LLC, as of June 30, 2019. The advances were for the purpose of funding the operations of CEN Biotech Ukraine, LLC and are unsecured, non-interest bearing, and are due on demand. CEN Biotech Ukraine, LLC was founded by Bill Chaaban and he also serves as the Chief Executive Officer and Chairman of the Board of CEN Biotech Ukraine LLC, since November 2014. Prior to December 3, 2017, Bill Chaaban directly owned 51% of CEN Biotech Ukraine, LLC. Subsequent to December 3, 2017, Mr. Chaaban directly owned 25.5% of CEN Biotech Ukraine, LLC.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

17.1*	Resignation letter from Joseph Byrne dated November 13, 2019.

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CEN Biotech, Inc.

Date: November 18, 2019	By:	/s/ Alex Tarrabain
Alex Tarrabain
Chief Financial Officer